                                                               EXHIBIT 99.(g)(2)

Santa Barbara Bancorp and Subsidiaries
Report of Independent Public Accountants


To the Shareholders and the
Board of Directors

We have audited the accompanying consolidated balance sheets of SANTA BARBARA BANCORP (a California corporation) and Subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of Santa Barbara Bancorp's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Santa Barbara Bancorp and Subsidiaries as of December 31, 1994 and 1993, and the results of their operations and cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

As explained in Notes 1, 2, 7 and 14 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 106 effective January 1, 1992, Statement of Financial Accounting Standards No. 109 effective January 1, 1993, and Statement of Financial Accounting Standards No. 115 effective December 31, 1993.

/s/ ARTHUR ANDERSEN & CO

Arthur Andersen & Co

Los Angeles, California
January 31, 1995

CONSOLIDATED BALANCE SHEETS                                Santa Barbara Bancorp
                                                                and Subsidiaries

                                                                                  December 31
                                                                             1994           1993
                                                                                (in thousands)
Assets:
 Cash and due from banks (Note 5)                                      $    69,630      $  50,946
 Federal funds sold                                                         15,000              0
  Total cash and cash equivalents                                           84,630         50,946
 Securities (approximate fair value of $382,090
   in 1994 and $404,233 in 1993) (Notes 1 and 2):
  U.S. Treasury obligations                                                243,493        289,520
  U.S. agency obligations                                                   53,954         15,800
  State and municipal securities                                            89,512         78,198
   Total securities                                                        386,959        383,518
 Bankers' acceptances                                                       80,594         63,614
 Loans (Note 3)                                                            499,431        464,230
  Less: allowance for loan losses (Note 4)                                  12,911         10,067
   Net loans                                                               486,520        454,163
 Premises and equipment, net (Note 6)                                        7,391          6,657
 Accrued interest receivable                                                 8,130          7,228
 Other assets (Notes 1 and 7)                                               13,392         13,017
    Total assets                                                       $ 1,067,616      $ 979,143

Liabilities:
 Deposits:
  Noninterest bearing demand deposits                                  $   147,085      $ 114,557
  Interest bearing deposits:
   NOW accounts                                                            142,639        127,296
   Money market deposit accounts                                           355,581        247,772
   Other savings deposits                                                  113,074        148,719
   Time certificates of $100,000 or more                                    63,556         83,380
   Other time deposits                                                     134,782        144,529
    Total deposits                                                         956,717        866,253
 Securities sold under agreements to repurchase
  and Federal funds purchased (Note 9)                                       9,487         20,155
 Other borrowings (Note 10)                                                  1,000          1,172
 Accrued interest payable and
  other liabilities (Notes 7, 12 and 14)                                     6,452          5,572
    Total liabilities                                                      973,656        893,152
Commitments and contingencies (Note 15)
Shareholders' equity (Notes 8 and 12):
 Common stock-- no par value, $1.00 stated value; shares
  authorized: 20,000; shares issued and outstanding:
  5,126 in 1994 and 5,065 in 1993.                                           5,126          5,065
 Surplus                                                                    39,683         38,557
 Unrealized gain (loss) on securities
  available-for-sale net of tax (Notes 1 and 2)                             (1,496)           683
 Retained earnings                                                          50,647         41,686
  Total shareholders' equity                                                93,960         85,991
    Total liabilities and shareholders' equity                         $ 1,067,616      $ 979,143

             The accompanying notes are an integral part of these
                         consolidated balance sheets.

CONSOLIDATED STATEMENTS                                    Santa Barbara Bancorp
OF INCOME                                                       and Subsidiaries

                                                                                Year Ended December 31
                                                                             1994        1993        1992
                                                                      (in thousands, except for per share data)
Interest income:
  Interest and fees on loans                                             $  46,816   $  43,032   $  46,667
  Interest on securities:
   U.S. Treasury obligations                                                16,495      16,848      19,556
   U.S. Agency obligations                                                   2,085         226          --
   State and municipal securities                                            7,232       6,772       6,376
  Interest on Federal funds sold                                               772         795         190
  Interest on bankers' acceptances                                           1,500         760         127
    Total interest income                                                   74,900      68,433      72,916
Interest expense:
  Interest on deposits:
   NOW accounts                                                              1,294       1,436       2,016
   Money market deposit accounts                                            10,387       6,245       7,646
   Other savings deposits                                                    3,033       3,812       4,584
   Time certificates of $100,000 or more                                     2,366       2,910       5,022
   Other time deposits                                                       6,928       7,163       8,315
    Total interest on deposits                                              24,008      21,566      27,583
  Interest on securities sold under agreements to
   repurchase and Federal funds purchased (Note 9)                             878         728       1,058
  Interest on other borrowings (Note 10)                                        81          68         136
    Total interest expense                                                  24,967      22,362      28,777
Net interest income                                                         49,933      46,071      44,139
Provision for loan losses (Notes 1 and 4)                                    6,257       6,150       4,650
Net interest income after provision for loan losses                         43,676      39,921      39,489
Other operating income (Note 11):
  Service charges on deposit accounts                                        3,183       2,825       2,722
  Trust fees (Note 1)                                                        6,449       6,588       6,124
  Other service charges, commissions and fees                                4,077       3,793       3,650
  Net loss on sale of securities (Notes 1, 2 and 7)                         (1,191)        (47)       (408)
  Other income                                                                 566         943         974
    Total other operating income                                            13,084      14,102      13,062
Other operating expense:
  Salaries and other compensation                                           16,300      15,332      14,060
  Employee benefits (Note 12)                                                4,849       4,309       4,461
  Net occupancy expense (Notes 6 and 15)                                     3,528       2,990       2,809
  Equipment rental, depreciation and maintenance (Note 6)                    2,247       1,816       1,442
  Net cost of operating other real estate (Note 1)                            (485)      1,151       1,278
  Other operating expense (Note 11)                                         12,852      11,738      11,031
    Total other operating expense                                           39,291      37,336      35,081
Income before provision for income taxes                                    17,469      16,687      17,470
Provision for income taxes (Note 7)                                          4,518       4,377       4,912
Net income before cumulative effect
  of accounting changes                                                     12,951      12,310      12,558
Cumulative effect of accounting changes (Notes 1 and 14)                        --         620        (858)
Net income                                                               $  12,951   $  12,930   $  11,700
Earnings per share before cumulative effect
  of accounting changes                                                      $2.54      $2.37       $2.42
Cumulative effect of accounting changes                                         --       0.12       (0.16)
Earnings per share                                                           $2.54      $2.49       $2.26

 The accompanying notes are an integral part of these consolidated statements.

CONSOLIDATED STATEMENTS OF CHANGES                         Santa Barbara Bancorp
IN SHAREHOLDERS' EQUITY                                         and Subsidiaries

                                                                       Unrealized
                                                                     Gain (Loss) on
                                                                      Securities
                                                           Surplus    Available-
                                           Common Stock     Net of      for-Sale    Retained
                                          Shares  Amount  ESOP Loan  (Notes 1 & 2)  Earnings  Total
                                                               (in thousands)
Balance,
 December 31, 1991                         5,174 $ 5,174  $ 38,396              --  $ 23,645 $ 67,215
Exercise of employee
 stock options                                33      33       375              --        --      408
Retirement of
 common stock                                (28)    (28)     (382)             --        --     (410)
Cash dividends declared
 at $0.565 per share                          --      --        --              --    (2,968)  (2,968)
Reduction in
 ESOP Liability                               --      --     1,200              --        --    1,200
Net income                                    --      --        --              --    11,700   11,700
Balance,
 December 31, 1992                         5,179   5,179    39,589              --    32,377   77,145
Exercise of employee
 stock options                                51      51       861              --        --      912
Retirement of
 common stock                               (165)   (165)   (3,293)             --        --   (3,458)
Cash dividends declared
 at $0.70 per share                           --      --        --              --    (3,621)  (3,621)
Unrealized gain on securities
 available-for-sale                           --      --        --        $    683        --      683
Reduction in
 ESOP liability                               --      --     1,400              --        --    1,400
Net income                                    --      --        --              --    12,930   12,930
Balance,
 December 31, 1993                         5,065   5,065    38,557             683    41,686   85,991
Exercise of employee
 stock options                               100     100     2,116              --        --    2,216
Retirement of
 common stock                                (39)    (39)     (990)             --        --   (1,029)
Cash dividends declared
 at $0.78 per share                           --      --        --              --    (3,990)  (3,990)
Changes in unrealized gain
 (loss) on securities
 available-for-sale                           --      --        --          (2,179)       --   (2,179)
Net income                                    --      --        --              --    12,951   12,951
Balance,
 December 31, 1994                         5,126 $ 5,126  $ 39,683        $ (1,496) $ 50,647 $ 93,960

 The accompanying notes are an integral part of these consolidated statements.

CONSOLIDATED STATEMENTS OF                                 Santa Barbara Bancorp
CASH FLOWS                                                      and Subsidiaries


Increase (decrease) in cash and cash                                                  Year Ended December 31
    equivalents (Note 1):                                                        1994         1993          1992
                                                                                         (in thousands)
Cash flows from operating activities:
  Net income                                                                 $   12,951    $  12,930    $  11,700
  Adjustments to reconcile net income to net cash
     provided by operations:
    Depreciation and amortization                                                 1,614        1,143          989
    Provision for loan losses                                                     6,257        6,150        4,650
    Benefit for deferred income taxes                                            (1,724)        (122)      (1,241)
    Net (recovery) writedown on other real estate owned                            (821)         139        1,021
    Net amortization of discounts and premiums for
     securities and bankers' acceptances                                         (6,523)      (4,165)      (4,067)
    Net change in deferred loan origination fees and costs                          736          139          (34)
    (Increase) decrease in accrued interest receivable                             (902)         664         (439)
    Increase (decrease) in accrued interest payable                                 296         (101)        (662)
    Net loss on sale of securities                                                1,191           47          408
    Increase in service fees and other income receivable                            (23)        (697)         (20)
    Increase (decrease) in income taxes payable                                    (214)         (74)         301
    Other operating activities                                                      816         (524)         410
    Net cash provided by operating activities                                    13,654       15,529       13,016
Cash flows from investing activities:
  Proceeds from sale of securities: (Note 2)                                                   9,975       56,002
    Available-for-sale                                                          138,799
  Proceeds from call or maturity of securities: (Note 2)                                     118,843       83,659
    Available-for-sale                                                          163,847
    Held-to-maturity                                                              4,610
  Purchase of securities: (Note 2)                                                          (119,904)    (200,213)
    Available-for-sale                                                         (211,108)
    Held-to-maturity                                                            (98,514)
  Proceeds from sale or maturity of bankers' acceptances                         62,970       35,175           --
  Purchase of bankers' acceptances                                              (79,380)     (62,969)     (35,174)
  Net (increase) decrease in loans made to customers                            (39,374)      (7,541)      15,230
  Disposition of property from defaulted loans                                    3,436       15,511        3,564
  Purchase or investment in premises and equipment                               (2,384)      (2,714)        (867)
  Proceeds from sale of premises and equipment                                       22           15        2,307
    Net cash used in investing activities                                       (57,076)     (13,609)     (75,492)
Cash flows from financing activities:
  Net increase in deposits                                                       90,464       16,878       48,753
  Net decrease in borrowings with maturities of 90 days or less                 (10,668)      (5,827)      (4,447)
  Proceeds from issuance of common stock (Note 8)                                 1,187          728          180
  Payments to retire common stock (Note 8)                                           --       (3,274)        (182)
  Dividends paid                                                                 (3,877)      (3,538)      (2,756)
    Net cash provided by financing activities                                    77,106        4,967       41,548
Net increase (decrease) in cash and cash equivalents                             33,684        6,887      (20,928)
Cash and cash equivalents at beginning of period                                 50,946       44,059       64,987
Cash and cash equivalents at end of period                                   $   84,630    $  50,946    $  44,059
Supplemental disclosure:
  Cash paid during the year for:
    Interest                                                                 $   24,671    $  22,463    $  29,439
    Income taxes                                                             $    6,102    $   4,355    $   5,096
  Non-cash transactions:
    Additions to other real estate owned
     and in-substance foreclosures (Note 1)                                  $      265    $  18,496    $   4,370
    Net release from senior debt on OREO upon sale                           $      327    $     353            0

 The accompanying notes are an integral part of these consolidated statements.

NOTES TO CONSOLIDATED FINANCIAL                      Santa Barbara Bancorp
STATEMENTS                                                and Subsidiaries

1.     SUMMARY OF SIGNIFICANT POLICIES

General

SANTA BARBARA BANCORP (the "Company") is a bank holding company organized under the laws of California. The Company and its principal subsidiary, Santa Barbara Bank & Trust (the "Bank") are engaged in the general commercial bank and trust business. The other subsidiary, SBBT Service Corporation, provides correspondent services to other local area community banks.

Basis of Presentation

The accounting and reporting policies of the Company and its subsidiaries are in accordance with generally accepted accounting principles and conform to practices within the banking industry. The consolidated financial statements include the accounts of the Company and its subsidiaries, after eliminating significant intercompany balances and transactions.

Securities

Debt obligations of the U.S. Treasury, U.S. agencies, and of states and municipalities are purchased with the intent to hold to maturity. However, the Company occasionally sells securities prior to maturity in order to limit losses if interest rates rise, or to restructure the portfolio to better match the maturity and interest rate characteristics of liabilities.

The Company implemented Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities ("SFAS 115"), as of December 31, 1993. This statement requires the Company to classify its securities into one of three categories. Securities for which the Company has the positive intent and ability to hold until maturity are classified as held-to-maturity securities. Securities which might be sold prior to maturity because of interest rate changes, to meet liquidity needs, or to better match the repricing characteristics of funding sources are classified as available-for-sale. If the Company were to purchase securities principally for the purpose of selling them in the near term for a gain, they would be classified as trading securities. The Company holds no securities that should be classified as trading securities.

In accordance with the provisions of SFAS 115, the Company's securities classified as held-to-maturity are carried at amortized historical cost. This is the purchase price increased by the accretion of discounts or decreased by the amortization of premiums using the effective interest method. Discount is accreted and premium is amortized over the period to maturity of the related securities, or to an earlier call date, if appropriate.

The interest income from securities that are classified as available-for-sale is recognized in the same manner as for securities that are held-to-maturity, including the accretion of discounts and the amortization of premiums. However, unlike the securities that are held-to-maturity, these securities are reported on the consolidated balance sheets for the years ended December 31, 1994 and 1993 at their fair value. The net unrecognized gain or loss for these securities is reported on the consolidated balance sheets as a separate component of equity, net of the tax effect.

Loans, Fees, and Allowance for Loan Losses

Loans are carried at amounts advanced to the borrowers less principal payments collected. Interest on loans is accrued on a simple interest basis, except where serious doubt exists as to the collectibility of the loan, in which case the accrual of income is discontinued and uncollected income is subtracted from interest earned.

Loan origination and commitment fees, offset by certain direct loan origination costs, are deferred and recognized over the contractual life of the loan as an adjustment to the interest earned. The net unrecognized fees represent unearned revenue, and they are reported as reductions of the loan principal outstanding, or additions to the loan principal if the deferred costs are greater than deferred fees.

The allowance for loan losses is maintained at a level considered adequate to provide for losses that can reasonably be anticipated. The allowance is based on estimates, and ultimate losses may vary from the current estimates. These estimates are reviewed periodically and, as adjustments become necessary, they are reported in earnings in the periods in which they become known.

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is charged to income over the estimated useful lives of the assets, usually by the use of accelerated methods in the early years, switching to the straight-line method in later years. Leasehold improvements are amortized over the terms of the leases or the estimated useful lives of the improvements, whichever is shorter. Generally, the estimated useful lives of other items of premises and equipment are as follows:

Buildings and improvements     10-25 years
Furniture and equipment         5-7 years

Income Taxes

The Company is required to use the accrual method for tax return purposes as well as for financial reporting purposes. However, there are several items of income and expense which are recognized in different periods for tax return purposes than for financial reporting purposes. Appropriate provisions have been made in the financial statements for deferred taxes in recognition of these temporary differences.

In February, 1992, the FASB promulgated Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("SFAS 109"), which requires an asset and liability approach for financial accounting and reporting for income taxes. The Company adopted the pronouncement as of the beginning of 1993. The effect on income for the years prior to adoption must be recognized. This had to be done by either of two means. The first is by recognizing the effect on all prior years as a cumulative effect from a change in accounting principle in the year of adoption. The second is by restating the financial statements for one or more prior years to conform to the provisions of the statement, with the effect on earlier years that were not restated being recognized as a cumulative effect in the earliest year restated. The Company elected to implement the statement by the first means, and consequently recognized a gain of $620,000 as the cumulative effect of a change in accounting principle.

Trust Fees

Trust fees for customary services are generally based on the market value of customer assets, and an estimate of the fees is accrued monthly. Fees for unusual or infrequent services are recognized when the fee can be determined.

Earnings Per Share

Earnings per common share are based on the weighted average number of shares outstanding during each year retroactively restated for stock dividends and stock splits. The weighted average number of shares outstanding was 5,097,893 in 1994, 5,189,082 in 1993, and 5,182,168 in
1992. The only potential common stock equivalents for the Company are shares issuable on the exercise of outstanding options. Even if all of the outstanding stock options had been exercised, there would be no material dilutive effect for any of the years presented and therefore they have been excluded from the computation.

Statement of Cash Flows

For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and Federal funds sold. Federal funds are sold for only one day at a time.

Postretirement Health Benefits

The Company provides eligible retirees with postretirement health care and dental benefit coverage. These benefits are also provided to the spouses and dependents of retirees on a shared cost basis. Benefits for retirees and spouses are subject to deductibles, copayment provisions, and other limitations.

In December 1990, the FASB issued Statement of Financial Accounting Standards No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions ("SFAS 106"). Though permitted to wait until 1993 to implement the statement, the Company elected to implement it in 1992. The statement requires that the expected cost of any such benefits must be charged to expense during the years that the employees render service. This was a significant change from the Company's past practice of recognizing these costs on the cash basis. In addition, the Company had to address the cost of the benefits that were earned by retirees and employees prior to 1992. The Company adopted the statement effective January 1, 1992.

Under the provisions of the statement, at the effective date of adoption, the employer has a liability which represents the net present value of that portion of the estimated future cost of the eventual benefits that the employees have earned by their service up to that date. An employer may recognize this liability by one of two means. In the year of adoption it may record the whole amount of this liability through a charge to income as a change in accounting method. The statement refers to this option as "adoption by means of a cumulative catch-up adjustment." Alternatively, the employer may instead record a pro-rata portion of the liability over a period of up to twenty years. The statement refers to this method as "adopting prospectively". The Company elected to adopt the statement by means of a cumulative catch-up adjustment whereby it recognized the whole liability in 1992. It is shown net of the tax effect as a cumulative effect of an accounting change of $858,000 in the consolidated statement of income for the year ended December 31, 1992.

Other Real Estate Owned and Collateral Foreclosed In Substance

Other real estate owned ("OREO") represents real estate acquired through foreclosure or deed in lieu of foreclosure and real estate investments. In addition, loans which meet certain criteria are not included in the amounts reported for loans, but are instead reported along with other real estate owned in other assets. The criteria are designed to identify loans which are unlikely to be repaid except through eventual foreclosure and subsequent sale of the collateral by the Company. The collateral for these loans is said to be foreclosed "in substance." As provided in the Statement of Position 92-3, Accounting for Foreclosed Assets, published by the American Institute of Certified Public Accountants, OREO acquired through foreclosure and collateral that is regarded as foreclosed in substance are carried at the lower of cost or fair value less estimated costs to sell the collateral. Cost is determined at the date of acquisition or classification of the collateral as foreclosed in substance and is defined as the fair value at that time. If the outstanding balance of the loan is greater than the fair value less estimated disposal costs at the time of the acquisition or reclassification, the difference is charged-off against the allowance for loan loss. Any senior debt to which other real estate owned is subject is reported along with other borrowings and is not deducted from the carrying amount of the collateral.

During the time the property is held or while the collateral is classified as foreclosed in substance, all related carrying costs are expensed as incurred and additional decreases in the fair value are charged to other operating expense in the period in which they become known. Expenditures related to improvements are capitalized to the extent that they are realizable through increases in the fair value of the properties. Increases in the fair value may be recognized as reductions of OREO operating expense to the extent that they represent recoveries of amounts previously written-down. Gains in excess of the fair value at the time of foreclosure are recognized only when the property is sold.

In May 1993, the FASB issued Statement of Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan ("SFAS 114"). This pronouncement must be implemented by the Company in 1995. The statement requires that when a borrower is expected to be unable to meet the contractual payment terms of the note, the carrying amount of the loan must be written down to the present value of the anticipated cash flows for principal and interest. Federal banking regulators have indicated that they would permit banks to classify as loans those notes for which the collateral has not yet actually been foreclosed. The Company has elected to report those notes that had been already classified as foreclosed in substance with other real estate owned, while reporting new situations that arise in 1995 as loans carried at their discounted cash flows or at the fair value of their collateral.

Management does not believe that there will be any material adverse impact on the financial condition of the Company or on the results of operations in the year of implementation.

OREO that has been acquired through foreclosure or deed in lieu was $175,000 and $2,524,000 as of December 31, 1994 and 1993, respectively.
Collateral foreclosed in substance was $681,000 and $955,000 as of December 31, 1994 and 1993, respectively.

Reclassifications

Certain amounts in the 1993 and 1992 financial statements have been reclassified to be comparable with classifications used in the 1994 financial statements.

2.     SECURITIES

A summary of debt securities at December 31, 1994 and 1993 is as follows:

                                            Gross                                                   Estimated
                                          Amortized          Unrealized        Unrealized              Fair
                                             Cost              Gains              Losses               Value
                                                                    (in thousands)
1994:
Held-to-maturity:
U.S. Treasury
 obligations                              $ 195,354          $     69          $ (12,189)          $ 183,234
U.S. agency
 obligations                                 14,654                --               (999)             13,655
State and
municipal
securities                                   89,512             9,727             (1,477)             97,762
                                            299,520             9,796            (14,665)            294,651
Available-for-sale:
U.S. Treasury
 obligations                                 48,812                12               (685)             48,139
U.S. agency
 obligations                                 41,024                --             (1,724)             39,300
                                             89,836                12             (2,409)             87,439
                                          $ 389,356          $  9,808          $ (17,074)          $ 382,090

1993:
Held-to-maturity:
U.S. Treasury
 obligations                              $ 106,491          $  2,594          $    (512)          $ 108,573
U.S. agency
 obligations                                  9,786                --                (11)              9,775
State and
 municipal
 securities                                  78,197            18,644                 --              96,841
                                            194,474            21,238               (523)            215,189
Available-for-sale:
U.S. Treasury
 obligations                                181,865             1,182                (17)            183,030
U.S. agency
 obligations                                  6,015                --                 (1)              6,014
                                            187,880             1,182                (18)            189,044
                                          $ 382,354          $ 22,420          $    (541)          $ 404,233

During 1994, the Company transferred one of its U.S. agency securities from its liquidity portfolio to its earnings portfolio. This entailed a change in classification from "available-for-sale" to "held-to-maturity." The security, purchased in 1993, was callable on the first anniversary of its issuance. The terms of the security provided that if it was not called, the interest rate on the security would increase, or "step up." At the time of purchase, interest rates were such that Management expected that it would be called. When interest rates increased during 1994, it became more expensive for the issuer to refinance the debt at current interest rates and the security was not called. With circumstances changed, Management decided to transfer the security to the earnings portfolio and has classified it as held-to-maturity. The note was transferred at its fair value of $4,802,000. The unrealized loss on the security at the time of transfer was $109,000 and this amount remained in the special component of equity for unrealized gains and losses on securities available-for-sale to be amortized over the remaining term of the security.

The amortized cost and estimated fair value of debt securities at December 31, 1994 and 1993, by contractual maturity, are shown in the next table. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                       Held-to-     Available-
                                       Maturity     for-Sale        Total
                                                 (in thousands)
1994:
Amortized cost:
In one year or less                    $  17,220    $  33,992    $  51,212
After one year
 through five years                      225,648       55,844      281,492
After five years
 through ten years                        35,798           --       35,798
After ten years                           20,854           --       20,854
                                       $ 299,520    $  89,836    $ 389,356
Estimated market value:
In one year or less                    $  17,694    $  33,816    $  51,510
After one year
 through five years                      214,105       53,623      267,728

After five years
 through ten years                        43,063           --       43,063
After ten years                           19,789           --       19,789
                                       $ 294,651    $  87,439    $ 382,090
1993:
Amortized cost:
In one year or less                    $   4,504    $ 144,965    $ 149,469
After one year
 through five years                      137,139       41,886      179,025
After five years
 through ten years                        36,463        1,029       37,492
After ten years                           16,368           --       16,368
                                       $ 194,474    $ 187,880    $ 382,354
Estimated market value:
In one year or less                    $   4,694    $ 145,650    $ 150,344
After one year
 through five years                      141,799       42,364      184,163
After five years
 through ten years                        48,229        1,030       49,259
After ten years                           20,467           --       20,467
                                       $ 215,189    $ 189,044    $ 404,233

The proceeds received from sales or calls of debt securities and the gross gains and losses that were recognized for the years ended December 31, 1994 and 1993 are shown in the next table. Because the identification of the securities as held-to-maturity or available-for-sale under the provisions of SFAS 115 did not take place until December 31, 1993, it is not possible to distinguish to which portfolio the proceeds, gains, and losses from sales or calls that occurred during the year of 1993 relate. Consequently, the amounts for 1993 relate to the whole portfolio. Similarly, in the Consolidated Statements of Cash Flow, the proceeds from sales, maturities, and calls, and the purchases of securities, are reported only for the whole securities portfolio.


                                         Gross      Gross
                               Proceeds  Gains     Losses
                                    (in thousands)

1994:
Held-to-maturity:
  Calls                      $   3,295     --         --
Available-for-sale:
  Sales                      $ 138,799   $  5    $ 1,196

1993 Total portfolio:
Sales                        $   9,975   $  1    $    48
Calls                        $   8,283   $ --    $    --


Securities with a book value of approximately $161,050,000 at December 31, 1994 and $140,010,000 at December 31, 1993 were pledged to secure public funds, trust deposits and other borrowings as required or permitted by law.

3.     LOANS

The loan portfolio consists of the following:


                                                 December 31
                                               1994       1993
                                                (in thousands)

Real estate loans:
 Residential                              $  108,923 $   54,395
 Non-residential                             145,928    123,534
 Construction                                 26,695     41,030
Commercial, industrial,
 and agricultural                            148,396    168,227
Home equity line                              32,573     36,219
Consumer                                      27,319     27,331
Municipal tax-exempt obligations               7,831     11,888
Other                                          1,766      1,606
                                          $  499,431 $  464,230

The amounts above are shown net of deferred loan origination, commitment, and extension fees of $2,038,000 for 1994 and of $1,301,000 for 1993.

The Company has made tax refund anticipation loans during the last three years. Taxpayers desiring to receive their income tax refunds early borrow from the Company and the Internal Revenue Service later sends the refund to the Company. The funds advanced are generally paid within several weeks. Therefore, the costs to process the loans are greater in comparison to the cost of funds than they are for other types of loans. Consequently, the Company has a set fee for this service which does not vary by the amount of funds advanced or the length of time that the loan is outstanding. Nonetheless, the fees are reported in the statements of income as interest income, and totaled $4,791,000 for 1994, $1,048,000 for 1993, and $473,000
for 1992. The loans are all made during the tax filing season of January through April of each year. Any loans for which repayment has not been received by June 30 are charged-off. Consequently, there were no refund anticipation loans included in the above table of outstanding loans at December 31, 1994 or 1993.

4.     ALLOWANCE FOR LOAN LOSSES

The following summarizes the changes in the allowance for loan losses:


                                          Year ended December 31
                                        1994       1993      1992
                                              (in thousands)

Balance, beginning                  $  10,067     9,353     7,611
Tax refund anticipation loans:
 Provision for losses                   2,890       118       300
 Recoveries on
  loans previously charged-off            672        62        77
 Loans charged-off                     (3,030)     (650)     (404)
All other loans:
 Provision for losses                   3,367     6,032     4,350
 Recoveries on loans
  previously charged-off                  458       370       212
 Loans charged-off                     (1,513)   (5,218)   (2,793)
Balance, end  of year               $  12,911    10,067     9,353

The ratio of losses to total loans made from the tax refund anticipation loans are higher than arise from other loans. For these loans, the provision for loan loss, the loans charged-off, and the loans recovered, are reported separately from the corresponding amounts for all other loans.

5.     CASH AND DUE FROM BANKS

Included within cash and due from banks are the reserves that all depository institutions are required by law to maintain on transaction deposits. The average cash reserve balances required by the Federal Reserve Bank to be maintained by the Bank were approximately $18.5 million in 1994 and $16.4 million in 1993.

6.     PREMISES AND EQUIPMENT

Premises and equipment consist of the following:


                                      December 31
                                   1994        1993
                                    (in thousands)

Land                          $    1,282  $    1,282
Buildings and  improvements        4,294       4,331
Leasehold  improvements            5,369       4,383
Furniture and  equipment          11,167      10,004
  Total cost                      22,112      20,000
Accumulated depreciation
  and amortization               (14,721)    (13,343)
Net book value                $    7,391  $    6,657


Depreciation and amortization on fixed assets included in other operating expenses totaled $1,614,000 in 1994, $1,143,000 in 1993, and $989,000 in
1992.

7.     INCOME TAXES

The provisions (benefits) for income taxes related to operations, the tax benefit related to stock options that is credited directly to shareholders' equity, and the tax effect of the accounting changes described in Notes 1, 2, and 14 are as follows:


                                         Year ended December 31
                                        1994      1993      1992
                                             (in thousands)

Federal:
 Current                            $  3,962   $ 2,547   $ 3,730
 Deferred                             (1,312)       46      (694)
                                       2,650     2,593     3,036
State:
 Current                               2,280     1,684     1,957
 Deferred                               (412)      100       (81)

                                       1,868     1,784     1,876
Total tax provision                 $  4,518   $ 4,377   $ 4,912
Reduction in taxes payable
 associated with exercises
 of stock options                   $   (326)  $   (82)  $   (58)
Tax associated with
 changes in accounting
 principles                               --   $  (620)  $   602
Tax effect of unrealized gain
 or loss on securities
 available-for-sale                 $  1,064   $  (481)  $    --


The current provision for income taxes includes credits of $495,000, $19,000, and $167,000, related to net securities losses for 1994, 1993, and 1992, respectively.

Although not affecting the total provision, actual income tax payments may differ from the amounts shown as current as a result of the final determination as to the timing of certain deductions and credits.

The total tax provision differs from the Federal statutory rate of 34 percent for the reasons shown in the following table:


                                               Year ended December 31
                                         1994          1993         1992
                                                  (in thousands)

Tax provision at Federal
  statutory rate                      $   5,939     $   5,674   $   6,045
Interest on securities exempt
  from Federal taxation                  (2,507)       (2,422)     (2,195)
State income taxes, net of
  Federal income tax benefit              1,233         1,112       1,141
ESOP dividends deductible as
  an expense for tax purposes              (148)         (140)       (113)
Other, net                                    1           153          34
Actual tax provision                  $   4,518     $   4,377   $   4,912



Because certain items of income and expense are not recognized in the same year in the financial statements of the Company as in its Federal and California tax returns, deferred assets and liabilities are created. As of December 31, 1994 and 1993, included within other assets on the balance sheet are net deferred tax assets of $8,066,000 and $4,797,000, respectively. The net deferred tax assets as of December 31, 1994 and 1993 and the tax effect of the principal temporary differences for the year ending that date are as follows:

                                            Tax                  Tax
                            Components    Effect    Components  Effect
                               1994        1994        1993      1993
                                            (in thousands)

Deferred tax assets:
  Allowance for
   loan loss               $     5,366   $ 1,375   $    3,991  $   126
  State taxes                      767       114          653        5
  Loan fees                      1,022       403          619      117
  Depreciation                     691       386          305     (115)
  Post retirement
   benefits                        501       (84)         585        1
  Other real
   estate owned                     --      (143)         143      (49)
  Unrealized loss
   on securities                 1,064        --           --       --
  Other                             70        52           18       15
                                 9,481     2,103        6,314      100
  Valuation
   allowance                        --        --           --       --
  Total deferred
   tax assets                    9,481     2,103        6,314      100
Deferred tax liabilities:
  Unrealized gain
   on securities                    --        --          481       --
  Loan costs                       400        88          312       33
  Accretion on
   securities                      563       140          423      267
  Federal effect
   of state asset                  452       152          300      (52)
  Other                             --        (1)           1       (2)
  Total deferred
   tax liabilities               1,415       379        1,517      246
Net deferred
  tax asset                $     8,066   $ 1,724   $    4,797  $  (146)


Management believes a valuation allowance is not needed to reduce any deferred tax asset because there is no material amount that will not be realized through sufficient taxable income within the carryback periods or within one year from the taxable income generated by operations.

The principal timing differences with their tax effects for the year ended December 31, 1992 were as follows:



                                           1992
                                      (in thousands)

Accrual and cash basis income            $  244
Lower provision for loan losses
 for tax return                            (756)
Use of accelerated depreciation             (71)
Valuation adjustments to OREO
 not deductible for tax until sale
 of property                               (192)
                                         $ (775)

8.     SHAREHOLDERS' EQUITY

The Company currently has three stock option plans. These plans offer key employees and directors an opportunity to purchase shares of the Company's common stock. The first is the Directors Stock Option Plan, established in 1986 for directors of the Company. Only non-qualified options may be granted under this plan. The second is the Restricted Stock Option Plan for employees established in January, 1992. Either incentive or non-qualified options may be granted under this plan. Stock acquired by the exercise of options granted under this plan may not be sold for five years after the date of the grant or two years after the date options are exercised, whichever is later. The third plan is the Stock Option Plan for employees established in 1983. All options approved under this plan have been granted and the plan is active now only for the exercise of options held by employees.

All options outstanding were granted with an option price set at 100% of the market value of the Company's common stock on the date of the grant. The grants for most of the options specify that they are exercisable in cumulative 20% annual installments and will expire 5 years from the date of grant. The Board has granted some options which are exercisable in cumulative 10% annual installments and expire 10 years from the date of grant.

The following information is presented concerning the stock option plans as of December 31, 1994, 1993, and 1992 (adjusted for stock splits and stock dividends):


                                                              Per Share
                                       Options               Price Ranges

1994
Granted                                 56,468            $21.00 to $28.50
Exercised                               99,893            $21.75 to $28.50
Cancelled and expired                   44,730            $7.33 to $ 25.63
Outstanding
 at end of year                        452,843            $13.81 to $28.50
Range of
 expiration dates                 5/01/95 to 5/01/2002
Exercisable
 at end of year                        239,118            $13.81 to $28.50
Shares available
 for future grant                      214,002

1993
Granted                                162,602            $19.00 to $21.50
Exercised                               50,874            $13.81 to $19.44
Cancelled and expired                    6,539            $15.24 to $19.95
Outstanding
 at end of year                        540,998            $13.81 to $21.06
Exercisable
 at end of year                        268,689            $13.81 to $21.06

1992
Granted                                215,859            $13.81 to $17.14
Exercised                               33,684            $9.26 to $17.14
Cancelled and expired                   22,734            $9.26 to $21.98
Outstanding
 at end of year                        435,809            $14.29 to $21.06
Exercisable
 at end of year                        217,468            $14.29 to $21.06

The option plans permit employees and directors to pay the exercise price of options they are exercising with shares of stock they already own. The owned shares are surrendered to the Company at current market value. Shares with a current market value of $1,029,000, $184,000, and $229,000 were surrendered in the years ended December 31, 1994, 1993, and 1992, respectively.

In October 1993, the Company offered to purchase about 4.8% of the then outstanding shares of common stock from its shareholders. Provision was made in the offer to purchase additional tendered shares at the Company's option. At the close of the offer on November 15, about 3.0% of the outstanding shares were purchased by the Company. The purchase of $3.3 million was financed from operating funds paid by the Bank to the Company as a dividend. The weighted average shares outstanding for the computation of 1993 earnings per share reflects the reduction in shares from this purchase.

In March 1990, the Company's Employee Stock Ownership Plan ("ESOP") purchased 289,406 shares (adjusted for stock dividends) from the Company. The purchase of the shares by the ESOP was financed partially by a loan from another commercial bank. This loan was guaranteed by the Company. Generally accepted accounting principles require that the outstanding amount of such a loan be shown on the Company's balance sheet both among liabilities and as an offset to shareholders' equity. Interest and principal payments were made by the ESOP from dividends received on Company stock held for employees and from funds received from the Company as part of its regular contribution to employee retirement plans. The balance of the note at December 31, 1992 was $1,400,000. The remaining balance of the note was paid in January 1993, and this transaction is reported in the Statement of Changes in Shareholders' Equity for the year ended December 31, 1993.

9.     SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE AND FEDERAL FUNDS
       PURCHASED

The Company sells certain of its securities under agreements to repurchase at a later date at a set price. The following information is presented concerning these transactions:


                                    Year ended December 31
                                    1994      1993     1992
                                    (dollars in  thousands)

Weighted average interest
  rate at year-end                  4.57 %    2.68 %    2.97 %
Weighted average interest
  rate for the year                 3.26 %    2.90 %    3.53 %
Average outstanding
  for the year                   $ 9,355   $12,220   $10,722
Maximum outstanding at any
  month-end during the year      $12,525   $16,274   $20,910
Amount outstanding at
  end of year                    $ 3,461   $ 7,641   $11,261

The Bank purchased Federal funds from correspondent banks as detailed below:




                                    Year ended December 31
                                   1994      1993      1992
                                    (dollars in thousands)

Weighted average interest
  rate at year-end                  5.75 %     2.91 %     3.04 %
Weighted average interest
  rate for the year                 4.01 %     2.93 %     3.50 %
Average outstanding
  for the year                  $ 14,277   $ 12,732   $ 19,407
Maximum outstanding at any
  month-end during the year     $ 21,206   $ 27,151   $ 34,475
Amount outstanding at
  end of year                   $  6,026   $ 12,514   $ 14,722


10.     OTHER BORROWINGS

Included in other borrowings are Treasury Tax and Loan demand notes issued to the U.S. Treasury and miscellaneous other borrowings including the senior debt on other real estate owned as explained in Note 1. There was no such senior debt at December 31, 1994, and at December 31, 1993, it totaled $172,000. During the course of 1993 and 1994, the Company borrowed funds for liquidity purposes from the discount window at the Federal Reserve Bank, but there were no such borrowings at December 31 of either year.

11.     OTHER OPERATING INCOME AND EXPENSE

Of the amounts included in other service charges, commissions, and fees, the largest items are fees earned from the processing of credit card drafts for merchant customers of the Company, gains from loan sales, and escrow fees. The gains on loan sales arise primarily from the recognition of origination fees that have not been amortized by the time of sale. Of the amounts included in other operating expense, the largest items are FDIC deposit insurance premiums, credit card clearing fees, and consultant expense. Consultants include the Company's independent accountants, attorneys, and other management consultants used for special projects. The amounts for these income and expense categories included in the statements of income are as follows:



                                     Year ended December 31
                                    1994      1993      1992
                                        (in thousands)

Income items:
 Draft processing                $ 2,011   $ 2,104   $ 2,078
 Gains on loan sales                 126       548       623
 Escrow fees                         331       311       339
Expense items:
 FDIC assessments                $ 1,982   $ 1,891   $ 1,885
 Credit card clearing fees         1,575     1,757     1,694
 Consultant expense                  702       730       590

12.     EMPLOYEE BENEFIT PLANS

The Company has two defined-contribution profit sharing plans. The first is the Incentive and Investment and Salary Savings Plan. This plan has two components. The first is authorized under Section 401(k) of the Internal Revenue Code. An employee may defer up to 10% of pre-tax salary in the plan up to a maximum dollar amount set each year by the Internal Revenue Service. Effective January 1, 1994, the Company matches 100% of the first 3% of the employee's deferral and 50% of the next 3%, but not more than 41/2% of the employee's total compensation. Through 1993, the Company had matched 50% of the employee's deferral up to 6% of the employee's compensation. This led to a maximum match of 3%. In 1994, 1993, and 1992 the employer's matching contributions were $554,000, $287,000, and $277,000, respectively.

The other component, the Incentive and Investment Plan, was established in 1966, and provides for contributions computed by a formula of approximately 10% of pre-tax profits prior to employer contribution, reduced by the matching contributions paid to the Salary Savings component of the Plan and the contributions made to the ESOP. In 1992 the Company directed $631,000 of the total 1992 profit sharing contribution to the Incentive and Investment Plan. In 1993, as mentioned in Note 8, the Company contributed an extra amount to the ESOP for the purpose of paying off the loan it incurred for the purchase of stock. Consequently, no contribution was made to the Incentive and Investment portion of the plan. In 1994, all profit-sharing contributions in excess of the 401(k) employer match were directed to the Incentive and Investment Plan.

The second plan is the ESOP, which was initiated in January 1985. As of December 31, 1994, the ESOP held 552,872 shares at an average cost of $13.63 per share.

In 1993 and 1992, the Company made contributions to the ESOP of $1,404,000 and $942,000, respectively. In 1992, $467,000 of the annual contribution was used for regularly scheduled payments of principal, and $142,000 was used for payments of interest. In addition, $333,000 in dividends received from the Company were used for principal payments and $400,000 in cash held from prior year contributions was used for an extra principal payment. The total principal reduction in 1992 was $1,200,000. In 1993, $1,400,000 of the contribution was used to pay off the remaining balance of the note and $4,000 was used for the payment of interest.

Total contributions to the profit sharing plans were $1,884,000 in 1994, $1,691,000 in 1993, and $1,850,000 in 1992.

13.     DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS
Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments ("SFAS 107") requires companies with $150 million or more in total assets to provide certain disclosures about most financial instruments. For the types of financial instruments covered by the statement, whether or not recognized in the balance sheet, the Company is required to disclose the fair value of financial instruments for which it is practicable to estimate that value and the methods and significant assumptions used to estimate those fair values. This must be done irrespective of whether or not the instruments are recognized on the balance sheets of the Company. In the case of financial instruments for which it is not practicable to estimate the fair value, the Company is required to disclose information pertinent to estimating the fair value such as interest rates and maturity, and also state the reasons why it is not practicable to estimate fair value.

In the statement, the FASB states that the "[f]air values of financial instruments depict the market's assessment of the present value of net future cash flows directly or indirectly embodied in them, discounted to reflect both current interest rates and the market's assessment of the risk that the cash flows will not occur." The information about fair value is said to better enable "investors, creditors, and other users to assess the consequences of an entity's investment and financing strategies, that is, to assess its performance."

Nonetheless, there are several factors which users of these financial statements should keep in mind regarding the fair values disclosed in this note. First, the statement acknowledges that there are uncertainties inherent in the process of estimating the fair value of financial instruments. Secondly, the statement covers only financial instruments, not other assets like premises, the fair value of which might differ signficantly from the amounts at which they are carried in an entity's financial statements. Thirdly, the Company must exclude from its estimate of the fair value of deposit liabilities any consideration of its on-going customer relationships which provide stable sources of investable funds. Lastly, the statement does not address means of evaluating an entity's performance in areas other than the management of financial instruments, for example the ability to generate noninterest income and the control of noninterest expense. For these reasons, users are advised not to regard the disclosure of the fair market value of financial instruments as in any way equivalent to a valuation of the Company as a whole.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash

The face value of cash is its fair value.

Securities and bankers' acceptances

For securities and bankers' acceptances, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities. Because of the implementation of SFAS 115 at December 31, 1993 as explained in Note 1, a portion of the portfolio is carried at fair value.

Loans

The fair value of loans is estimated by discounting the future contractual cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. These contractual cash flows are adjusted to reflect estimates of uncollectible amounts.

Deposit liabilities

The fair value of demand deposits, money market accounts, and savings accounts is the amount payable on demand as of December 31 of each year. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

Repurchase agreements, Federal funds purchased, and other borrowings

For these short-term instruments, the carrying amount is a reasonable estimate of their fair value.

Commitments to extend credit, standby letters of credit, and financial guarantees written

The fair value of guarantees and letters of credit is based on fees currently charged for similar agreements. The Company seldom charges fees for loan commitments. Since no fees are being collected, the use of the commitment is at the option of the potential borrower, and the commitments are being written at rates comparable to current market rates, the Company does not believe that these commitments have a fair value within the context of SFAS 107.

The Company has no financial instruments covered by the statement for which it is not practicable to estimate a fair value.

The carrying amount and estimated fair values of the Company's financial instruments as of December 31, 1994 and 1993 are as follows:


                                                   Carrying     Fair
                                                   Amount       Value
                                                     (in thousands)

As of December 31, 1994:
  Financial assets:
    Cash                                       $   69,630   $   69,630
    Federal funds sold                             15,000       15,000
    Securities available-for-sale                  87,439       87,439
    Securities held-to-maturity                   299,520      294,651
    Bankers' acceptances                           80,594       80,510
    Loans                                         486,520      483,632
  Financial liabilities:
    Deposits                                      956,717      957,478
    Repurchase agreements,
      Federal funds purchased,
       and other borrowings                        10,487       10,487
  Unrecognized financial instruments:
    Commitments to extend credit                       --           --
    Standby letters of credit                          --          166

As of December 31, 1993:
  Financial assets:
    Cash                                       $   50,946   $   50,946
    Securities available-for-sale                 189,044      189,044
    Securities held-to-maturity                   194,474      215,189
    Bankers' acceptances                           63,614       63,614
    Loans                                         454,163      456,677
  Financial liabilities:
    Deposits                                      866,253      870,346
    Repurchase agreements,
      Federal funds purchased,
        and other borrowings                       21,327       21,327
  Unrecognized financial instruments:
    Commitments to extend credit                       --           --
    Standby letters of credit                          --          134

14.     OTHER POSTRETIREMENT BENEFITS

As explained in Note 1, the Company adopted SFAS 106 effective as of the beginning of 1992. The statement requires the Company to recognize the net present value of the estimated future cost of providing health insurance benefits to retirees as those benefits are earned rather than when paid. To provide for these benefits, the Company established the Retiree Health Plan on December 29, 1992.

Under the provisions of the Retiree Health Plan, all eligible retirees may purchase health insurance coverage through the Company. The cost of this coverage is that amount which the Company pays under the basic coverage plan provided for current employees. Based on a formula involving date of retirement, age at retirement, and years of service prior to retirement, the Plan provides that the Company will contribute a portion of the cost for the retiree, varying from 60% to 100% at the time the employee retires, with the stipulation that the cost of the portion paid by the Company shall not increase by more than 5% per year.

As of the effective date of adoption, January 1, 1992, the Company's accumulated postretirement benefit obligation ("APBO") totaled $1,735,000. This obligation is the actuarial net present value of the obligation for fully eligible plan participants' expected postretirement benefits plus the portion of the expected postretirement benefit obligation for other active plan participants attributed to service through December 31, 1991. In prior years, the Company had recognized $275,000 of this cost. Therefore, the APBO recognized effective January 1, 1992 was $1,460,000.

This obligation must be remeasured each year because it changes with each of the following factors: 1) the number of employees working for the Company; 2) the average age of the employees working for the Company; 3) increases in expected health care costs; 4) the amount of earnings anticipated on plan assets; and 5) prevailing interest rates. In addition, because the obligation is measured on a net present value basis, the passage of each year brings the eventual payment of benefits closer, and therefore causes the obligation to increase. The following table shows the amount of the APBO, the fair value of the plan assets, and the accrued postretirement benefit cost as of December 31, 1994 and 1993.


                                                         December 31
                                                        1994     1993
                                                        (in thousands)

Retirees eligible for benefits                          (512)    (686)
Dependents eligible for benefits                        (274)    (313)
Active employees fully eligible                         (368)    (630)
Active employees not fully eligible                   (1,009)  (1,666)
Accumulated postretirement benefit obligation         (2,163)  (3,295)
Fair value of plan assets                              2,162    2,015
Accumulated postretirement
  benefit obligation in excess
  of plan assets                                         (1)   (1,280)
Unrecognized prior service cost                           8        10
Unrecognized net (gain) loss                           (230)    1,047
Accrued postretirement benefit cost                    (223)     (223)


The accrued postretirement benefit cost of $223,000 is included within accrued interest payable and other liabilities in the consolidated balance sheet for December 31, 1994.

Each year the Company is required to recognize a portion of the change in the APBO. This portion is called the net periodic postretirement benefit cost (the "NPPBC"). The NPPBC, included with the cost of other benefits in the Consolidated Statements of Income is made up of several components as shown in the next table.


                    Year ended December 31
                       1994  1993  1992
                        (in thousands)

Service cost          $ 252 $ 165 $ 142
Interest cost           231   185   156
Return on assets       (149) (127)   --
Amortization cost        56    --    --
Net cost              $ 390 $ 223 $ 298


The first component is service cost, which is the net present value of the portion of the expected postretirement benefit obligation for active plan participants attributed to service for that year. The second is interest cost, which is the increase in the accumulated postretirement benefit obligation that results from the passage of another year. That is, because the benefit obligation for each employee is one more year closer to being paid, the net present value increases. The third component, return on assets, is the income earned on any investments that have been set aside to fund the benefits. This return is an offset to the other components.

The fourth component, amortization cost, arises because significant estimates and assumptions about interest rates, trends in health care costs, employee turnover, and earnings on assets are used in measuring the APBO each year. Actual experience may differ from the estimates and assumptions may change, both of which cause increases or decreases in the APBO or the value of plan assets. For example, in measuring the APBO at December 31, 1992, and determining the NPPBC for 1993, a discount rate of 8.9% was used in determining the net present value and a rate of 7.0% was assumed to be the long-term rate of return on plan assets. In measuring the APBO at December 31, 1993 and determining the NPPBC for 1994, the discount rate was lowered to 7.12% because of the continuing decline in interest rates during 1993. This reduction in discount rate caused the APBO to increase by $750,000.

Rather than the whole amount of such a loss being recognized in the year it arises, the statement provides for gains or losses arising from these changes in experience and/or assumptions to be recognized through amortization over the average remaining service lives of the employees. Amortization over time is used because many of these changes may partially or fully reversed in subsequent years. Amortization of this loss began in 1994 as a component of the Company's NPPBC. However, because of increasing interest rates in 1994, a discount rate of 8.73% is used to measure the APBO at December 31, 1994 and the NPPBC for 1995. With the partial amortization in 1994, this higher discount rate has virtually eliminated the remaining unrecognized experience/assumptions loss, and there will be no amortization component included in the NPPBC of $213,000 for 1995.

At the time of implementing the statement, the Company fully recognized the net present value of the benefits earned by employees for prior service. Had the Company not recognized this amount, a portion of it would be included in the NPPBC as a fifth component.

Among the significant estimates or assumptions used in determining the APBO are the rate of earnings on assets which will be available to offset the other components and the annual increase in medical insurance premiums. While the discount rate used in the present value computation of the APBO has fluctuated with market rates, the Company has continued to use 7.0% as its estimate of the long-term rate of return on plan assets. As noted above, the Retiree Health Plan provides for the Company's contribution for insurance premiums to be limited to an annual increase of 5%. Should insurance premiums increase at a higher rate, the retirees will need to contribute a larger portion of the total premium cost. Therefore, 5% has been set as the assumed cost trend rate for health care.

Under the provisions of SFAS 106, employers are allowed wide discretion as to whether and how they set aside funds to meet the obligation they are recognizing. Under the provisions of the current Internal Revenue Code, only a portion of this funding may be deducted by the employer. The funded status of the plan is shown in the previous table as the excess of the APBO over plan assets.

On December 29, 1992, the Company established a Voluntary Employees' Beneficiary Association ("VEBA") to hold the assets that will be used to pay the benefits for participants of the plan other than key executive officers. Most of the plan assets have been invested in insurance policies on the lives of various employees of the Company.

The current funding policy of the Company is to contribute assets to the

VEBA sufficient to pay the costs of current medical premiums of retirees and the costs of the life insurance premiums. Proceeds from the life policies payoffs will fund benefits and premiums in the future.

As of December 31, 1994, because of the reduction in the APBO caused by the higher discount rate and changes in other assumptions, the VEBA was underfunded by $1,000 compared to an underfunded status of $1,037,000 as of December 31, 1993. The APBO related to the key employees of $173,000 is totally unfunded.

15.     COMMITMENTS AND CONTINGENCIES

The Company leases several office locations and substantially all of the office leases contain multiple five-year renewal options and provisions for increased rentals, principally for property taxes and maintenance. As of December 31, 1994, the minimum rentals under non-cancelable leases for the next five years and thereafter are as follows:


                 Year ended          Non-cancelable
                 December 31         lease expense
                                     (in thousands)
                 1995                   $  1,844
                 1996                      1,825
                 1997                      1,788
                 1998                      1,773
                 1999                      3,688
                 Thereafter                5,973
                                        $ 16,891


Total net rentals for premises included in other operating expenses are $1,801,000 in 1994, $1,552,000 in 1993, and $1,409,000 in 1992.

The Company is currently leasing space from a partnership in which a director has an interest. The original terms of the lease were negotiated with the assistance of two independent, outside appraisers, and the lease was approved by the Board of Directors of the Company. The Company exercised its option to renew the lease in 1989. In 1994, the Company renegotiated the lease to receive other rights such as additional lease option periods and a right of first refusal to purchase the building if it is offered for sale. The nominal monthly rent increased to obtain these benefits, but the actual outlay was reduced in order for the Company to be reimbursed for advancing the partnership's share of seismic improvements made to the leased property in 1994. The above schedule of lease commitments includes the terms of the current agreement. Management believes the terms of the revised lease are comparable with terms which would be available with unaffiliated third parties and the terms were also approved by the Company's Board of Directors.

In the normal course of business to meet the financing needs of its customers, the Company is a party to financial instruments with "off-balance sheet" risk. These financial instruments consist of commitments to extend credit and standby letters of credit.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. The Company almost never charges fees in connection with loan commitments. Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The Company charges a fee for these letters of credit.

The Company does not enter into any interest rate swaps or caps, or forward or futures contracts.

The standby letters of credit involve, to varying degrees, exposure to credit risk in excess of the amounts recognized in the statement of financial position. This risk arises from the possibility of the failure of another party to perform according to the terms of a contract that would cause a draw on a standby letter of credit. To minimize the first risk, the Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. The decision as to whether collateral should be required is based on the circumstances of each specific commitment or conditional obligation.

Changes in market rates of interest for those few commitments and undisbursed loans which have fixed rates of interest represent a possible cause of loss by the contractual requirement to lend money at a rate that is no longer as great as the market rate at the time the loan is funded. To minimize this risk, if rates are quoted in a commitment, they are generally stated in relation to the Company's base lending rate which varies with prevailing market interest rates. Fixed-rate loan commitments are not usually made for more than 3 months.

The maximum exposure to credit risk is represented by the contractual notional amount of those instruments. As of December 31, 1994 and 1993, the contractual notional amount of these instruments are as follows:


                                          December 31
                                      1994            1993
                                         (in thousands)
Standby letters of credit        $   9,093       $  10,447
Loan commitments                    25,941          13,237
Undisbursed loans                   13,795          10,850
Unused consumer credit lines        45,866          34,242
Unused credit lines                 69,384          82,069
                                 $ 164,079       $ 150,845


Since many of the commitments are expected to expire without being drawn upon, the amounts above do not necessarily represent future cash requirements.

The Company has concentrated its lending activity almost exclusively with customers within Santa Barbara County. The business customers are in widely diversified industries, and there is a large consumer component to the portfolio. The largest concentration of loans is to real estate developers, but the nature of the properties is quite varied: 1-4 family residential, multi-family residential, and commercial buildings of various kinds.

Continued increases in interest rates may cause delay in the sale or lease of some of these properties, and the Company has considered this in evaluating the adequacy of the allowance for loan loss.

The Company has a trust department that has fiduciary responsibility for the assets that it holds on behalf of its trust customers. These assets are not owned by the Company and accordingly are not reflected in the accompanying consolidated balance sheets.

The Company is involved in various litigation of a routine nature which is being handled and defended in the ordinary course of the Company's business. In the opinion of management, the resolution of this litigation will not have a material impact on the Company's financial position.

16.     SANTA BARBARA BANCORP

Santa Barbara Bancorp is the parent company and sole owner of the Bank. However, there are legal limitations on the amount of dividends which may be paid by the Bank to the Company. At December 31, 1994, the Bank could have declared dividends of approximately $26.1 million to the Company. Federal law also restricts the Bank from extending credit to the Company by making any such extensions of credit subject to strict collateral requirements. The condensed financial statements of the parent company only are presented on this and the following page.


                            SANTA BARBARA BANCORP
                            (Parent Company Only)

                                Balance Sheets

                                                                             December 31
                                                                        1994            1993
                                                                           (in thousands)

Cash                                                                 $    204        $    298
Investment in and advances to subsidiaries                             94,726          86,549
Notes receivable                                                           55              56
Other assets                                                                1              --
    Total assets                                                     $ 94,986        $ 86,903

Dividends payable                                                    $  1,025        $    912
Other liabilities                                                           1              --
  Total liabilities                                                     1,026             912
Common stock                                                            5,126           5,065
Surplus                                                                39,683          38,557
Unrealized gain (loss) on securities available-for-sale                (1,496)            683
Retained earnings                                                      50,647          41,686
  Total shareholders' equity                                           93,960          85,991
    Total liabilities and shareholders' equity                       $ 94,986        $ 86,903

                            SANTA BARBARA BANCORP
                            (Parent Company Only)

Income Statements

                                              Year ended December 31
                                         1994         1993         1992
                                                 (in thousands)
Equity in earnings of subsidiaries:
  Undistributed                     $   10,356   $    7,102   $    8,609
  Dividends                              2,500        5,780        3,025
Interest income                              7            7            7
Miscellaneous expenses                    (153)        (215)        (128)
Income tax benefit                         241          256          187
  Net income                        $   12,951   $   12,930   $   11,700

                            SANTA BARBARA BANCORP
                            (Parent Company Only)

Statements of Cash Flows



                                                                          Year ended December 31
                                                                      1994         1993          1992
                                                                             (in thousands)
Increase (decrease) in cash and cash equivalents:
Cash flows from operating activities:
  Interest received                                               $       7   $        8   $        7
  Cash paid to suppliers and others                                    (153)        (215)        (128)
  Income tax benefit                                                    241          256          187
    Net cash provided by operating activities                            95           49           66

Cash flows from investing activities:
  Net decrease in loans made to customers                                 1            3            6
  Purchase of OREO from Bank                                             --           --         (400)
  Proceeds from sale of OREO                                             --          400           --
  Distributed earnings of subsidiaries                                2,500        5,780        3,025
    Net cash provided by investing activities                         2,501        6,183        2,631

Cash flows from financing activities:
  Proceeds from issuance of common stock                              1,187          728          180
  Payments to retire common stock                                        --       (3,274)        (182)
  Dividends paid                                                     (3,877)      (3,538)      (2,756)
    Net cash used in financing activities                            (2,690)      (6,084)      (2,758)

Net increase (decrease) in cash and cash equivalents                    (94)         148          (61)
Cash and cash equivalents at beginning of period                        298          150          211
Cash and cash equivalents at end of period                        $     204   $      298   $      150

Reconciliation of net income to net cash
  provided by operating activities:
Net income                                                        $  12,951   $   12,930   $   11,700
Adjustments to reconcile net income to net cash
    provided by operating activities:
  Earnings from subsidiaries                                        (12,856)     (12,882)     (11,634)
  Accretion of discount related to notes receivable                      (1)          --           --
  Decrease in interest receivable                                         1            1           --
Net cash provided by operating activities                         $      95   $       49   $       66